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                                                                   Exhibit 99.25


May 4, 1999


Patriot American Hospitality, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attn.:  William W. Evans III

Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attn.: William W. Evans III

Ladies and Gentlemen:

         This letter agreement among Patriot American Hospitality, Inc. (the "REIT"), Wyndham International, Inc. (the "OPCO") (each a "Company" and collectively, the Companies"), PaineWebber Incorporated ("Purchaser") and PaineWebber Financial Products, Inc. ("Counterparty") confirms, modifies and amends, in part, certain of the terms and conditions of that certain Purchase Price Adjustment Mechanism Agreement, dated April 6, 1999 (the "Agreement") between the Companies and Counterparty, as amended to date, and sets forth certain additional agreements between the parties hereto. Defined terms not otherwise defined herein shall have the meanings ascribed to them under the Agreement.

     Notwithstanding the terms and conditions of the Agreement, the Companies, Purchaser and Counterparty agree as follows:

1. SPIN-OFF. Counterparty acknowledges that the REIT intends to effect a spin-off (the "Spin- Off") of 92% of the shares of common stock of Interstate Hotels Management, Inc. ("IHM Stock") and that a preliminary information statement/prospectus with respect to the Spin- Off has been filed as part of a registration statement on Form S-1 (the "Form S-1") with the Securities and Exchange Commission. It is currently estimated that one share of IHM Stock will be distributed with respect to every 25 shares of the REIT's common stock ("REIT Stock"), including the shares of REIT Stock that comprise part of the 5,150,000 Paired Shares purchased by Purchaser pursuant to that certain Purchase Agreement dated as of the date of the Agreement and held by Purchaser as of the date hereof, together with the 377,649 Paired Shares issued as dividends thereon (collectively, the "Purchased Shares") and the 39,811,926 Paired Shares previously delivered to Counterparty as collateral, and all shares hereafter delivered as collateral, for obligations under the Agreement (the "Collateral Shares"). The actual ratio may be more or less than the ratio


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Wyndham International, Inc.
May 4, 1999
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     specified in the preceding sentence and will be set forth in the Form S-1 at the time it becomes effective.

2. EFFECT OF SPIN-OFF. There shall be no reduction of the Reference Price or other change or adjustment in the rights or obligations of Counterparty or the Companies under the Agreement as a result of the distribution of the IHM Stock in the Spin-Off. In lieu of any such reduction or change, and in consideration of the delivery of additional collateral as provided in paragraph 3 below, promptly upon receipt by them of the IHM Stock distributed with respect to the Purchased Shares and the Collateral Shares held by them as of the record date for the Spin-Off (the "Distributed Shares"), Purchaser and Counterparty will deliver all of the Distributed Shares to the REIT.

3. DELIVERY OF ADDITIONAL COLLATERAL. It shall be a condition to the obligations of Purchaser and Counterparty to deliver the Distributed Shares to the REIT that the Companies shall have delivered to Counterparty a number of Paired Shares, rounded upward to the nearest whole share (the "Additional Collateral Shares"), having a value (based on the average of the closing prices of the Paired Shares on each of the five trading days immediately preceding the date on which the Spin-Off is completed, as reported on Bloomberg) equal to $8,437,711; PROVIDED HOWEVER, that if, as of the record date for the Spin-Off, the Counterparty has sold any Paired Shares in settlement of any of the Companies' obligations under the Agreement, then such dollar amount shall be reduced by a percentage amount equal to the quotient (expressed as a percentage) obtained by dividing (i) the number of such Paired Shares sold, by (ii) the total number of Purchased Shares and Collateral Shares as of the date hereof. The Additional Collateral Shares will be held by Counterparty as additional Collateral Shares, on the same terms and conditions as the Collateral Shares.

4. TAX INDEMNITY. The Companies agree to indemnify Purchaser and Counterparty (on an after tax basis, taking into account both tax burdens and tax benefits resulting from the indemnification payment) for any taxes payable by either of them as a direct result of receiving IHM Stock in the Spin-Off; provided that the amount of such indemnity shall be reduced by any "Tax Benefits" directly attributable to (i) the receipt of the IHM Stock and/or (ii) the return of such shares to the REIT pursuant to this Agreement that are realized in the same tax year of Purchaser and Counterparty as the Spin-Off. The term "Tax Benefits" means any reduction in taxes payable by the indemnified party or its affiliates (including by reason of any basis increase in the Purchased Shares). Purchasers' and Counterparty's right to enforce this indemnity is conditioned on their providing notice to the Companies and a reasonable opportunity to comment with respect to Purchaser's and Counterparty's tax and financial reporting of the receipt of the IHM Stock and the return

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     of the IHM Stock to the Companies. If Purchaser or Counterparty realizes
     Tax Benefits in tax years following the year of the Spin-Off and the Companies have made payments hereunder ("Indemnity Payments"), then Purchaser or Counterparty will pay the amount of such Tax Benefits to the Companies, but only to the extent that the aggregate amount so paid to the Companies does not exceed the aggregate amount of Indemnity Payments.

     Purchaser and Counterparty further agree that they will treat the Companies as the owners of the Collateral Shares for tax purposes (unless or until such shares are foreclosed on by us) and that none of Purchaser, Counterparty or their affiliates will treat the distribution of IHM Stock with respect to the Collateral Shares as a distribution to any of them for tax or financial reporting purposes.

     In the event of a dispute with any government authority with respect to the tax treatment of the transactions contemplated hereby (a "Tax Dispute"), Purchaser and Counterparty agree (i) to provide prompt notice of the Tax Dispute to the Companies and (ii) not to settle the Tax Dispute without the Companies' consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that the Companies' consent rights hereunder shall apply specifically and solely to the tax treatment of the transactions contemplated hereby. If the Companies do not consent to a settlement of a Tax Dispute, then the Companies shall pay Purchasers' and Counterparty's reasonable costs of continuing to defend such Tax Dispute.

5 COLLATERALIZATION. The Additional Collateral Shares shall not be included in determining whether the Companies have satisfied their obligation to deliver Collateral Shares under the Agreement.

6. REGISTRATION STATEMENT. The Companies will use commercially reasonable efforts to file, prior to completion of the Spin-Off, a registration statement with the Securities and Exchange Commission covering the sale by Counterparty of all Collateral Shares and Purchased Shares delivered to Purchaser and Counterparty as of the date hereof and the Additional Collateral Shares, to the extent such shares are not already covered by an effective registration statement and to cause it to become effective as promptly as reasonably practicable.

7. EFFECT. Notwithstanding this letter agreement, all other provisions of the Agreement as amended remain in full force and effect. Nothing in this letter agreement diminishes any rights of either party under the Purchase Agreement and the Agreement.


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Patriot American Hospitality, Inc.
Wyndham International, Inc.
May 4, 1999
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8.   GOVERNING LAW. This letter agreement shall be governed by New York law without reference to its conflicts of laws principles.

Sincerely,

PAINEWEBBER FINANCIAL                            PAINEWEBBER INCORPORATED
PRODUCTS, INC.

By:  /s/  Terrence E. Fancher                    By: /s/ Terrence E. Fancher
    ----------------------------------------        ------------------------
Name:                                            Name:
Title:                                           Title:



AGREED TO AND ACCEPTED as of the date hereof:

Patriot American Hospitality, Inc.               Wyndham International, Inc.


By: /s/ William W. Evans III                     By: /s/ William W. Evans III
    ----------------------------------------        -------------------------
Name: William W. Evans III                       Name: William W. Evans III
Title:   President                               Title: Executive Vice President